NEWS
RELEASE

Date:	November 5, 2007
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports Third Quarter Earnings
and Announces Plan to Spin Off Non-Utility Nuclear Business

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported third quarter 2007 as-reported earnings of $461.2 million, or $2.30 per share, compared with $388.9 million, or $1.83 per share, for third quarter 2006. On an operational basis, Entergy's third quarter 2007 earnings were $461.2 million, or $2.30 per share, compared with $382.6 million, or $1.80 per share, in third quarter 2006.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2007 vs. 2006
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2007	2006	Change	2007	2006	Change
As-Reported Earnings	2.30	1.83	0.47	4.63	4.08	0.55
Less Special Items	-	0.03	(0.03)	-	0.16	(0.16)
Operational Earnings	2.30	1.80	0.50	4.63	3.92	0.71

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Third Quarter 2007

    Utility, Parent & Other had higher earnings from the net positive effect of recent regulatory actions and higher wholesale revenue.
    Entergy Nuclear earnings increased as a result of higher revenue from pricing and production from the newly-acquired Palisades plant and the positive effect of a lower effective tax rate in the current period.
    Entergy's Non-Nuclear Wholesale Assets business reported results that were essentially unchanged from the comparable period in 2006.

"The Board of Directors' decision to pursue a plan to spin off the non-utility nuclear business to shareholders reflects the same commitment to shareholder value that has produced the highest return in the industry over the last nine years," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "In addition, as reflected in earnings guidance for 2008, the company remains on track to realize its aspiration of growing earnings $1 per share per year."

Other Highlights
    Entergy's Board of Directors approved a plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture with the spun-off entity.
    Entergy Louisiana and Entergy Gulf States-Louisiana received an order from the Louisiana Public Service Commission authorizing recovery for the balance of storm restoration costs, storm reserves and securitization.
    Entergy was selected, for the sixth consecutive year, as a member of the Dow Jones Sustainability Index - World, the only U.S. utility to be so honored.

Entergy's senior management will be available on Nov. 5-6, 2007 at the Edison Electric Institute's Financial Conference to discuss quarterly results and other Entergy business matters with investors. Chairman and Chief Executive Officer J. Wayne Leonard will also provide a presentation on Nov. 6, 2007 expected to start at approximately 11:15 a.m. EST. A live audio webcast of the presentation and presentation slides can be accessed via the Investor Relations section of Entergy's corporate Web site at www.entergy.com. A replay of the webcast will be available later that day and for 30 days thereafter via Entergy's corporate Web site.

Utility, Parent & Other

In third quarter 2007, Utility, Parent & Other reported earnings of $305.7 million, or $1.52 per share, on as-reported and operational bases, compared to $285.9 million, or $1.35 per share, in as-reported earnings and $279.6 million, or $1.32 per share, in operational earnings for third quarter 2006. Entergy New Orleans, Inc. emerged from Chapter 11 bankruptcy during second quarter 2007, and consistent with applicable consolidation accounting and reporting standards, Entergy re-consolidated Entergy New Orleans, Inc. for financial reporting purposes effective for second quarter 2007 and retroactive to Jan. 1, 2007.

Earnings for Utility, Parent & Other in third quarter 2007 reflect the net positive effect of recent regulatory actions and higher wholesale revenue, as well as the positive effect of accretion associated with Entergy's share repurchase program. Partially offsetting these factors was higher interest expense associated with debt incurred to fund common stock repurchases and the Palisades acquisition, as well as interest on securitization bonds and the resumption of interest payments in September 2007 at Entergy New Orleans. Weather in the current period was comparable to the warmer-than-normal weather experienced in third quarter 2006.

Megawatt-hour sales in the residential sector in third quarter 2007, on a weather-adjusted basis, were up less than one percent compared to third quarter 2006. Commercial and governmental sales, after adjusting for weather, were up two percent. Industrial sales experienced a decrease of two percent in third quarter 2007, compared to the same period a year ago.

The residential sales segment increased less than one percent quarter to quarter; however, the latter part of third quarter 2007 reflected stronger sales and an improving regional economy. The quarter-over-quarter increase in the commercial and governmental sectors reflects continued recovery and ongoing growth in these sectors, while the decline in the industrial sector for the quarter reflects the loss of a customer to cogeneration, which was anticipated earlier in the year, and lower spot sales to cogeneration customers. Partially offsetting these factors was higher than expected utilization in the refining segment as well as a rebound in the chemical segment which benefited from strong export markets.

Entergy Nuclear

Entergy Nuclear earned $160.9 million, or 80 cents per share, on as-reported and operational bases in third quarter 2007, compared to $106.9 million, or 50 cents per share, in third quarter 2006 for as-reported and operational earnings. The improved results in third quarter 2007 came from increased revenues from pricing and the production available from Palisades, acquired in the second quarter of this year, and the positive effect of a lower tax rate in the current period. Partially offsetting this increase was reduced production as a result of additional unplanned outage time at Vermont Yankee. In addition, Palisades entered a planned refueling outage on Sept. 9, 2007. There were no refueling outages in third quarter 2006.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business recorded a loss of $5.5 million, or two cents per share, on both as-reported and operational bases in third quarter 2007 compared to a loss of $3.9 million, or two cents per share, on both as-reported and operational bases in third quarter 2006.

Outlook

Entergy is reaffirming as-reported and operational earnings guidance for 2007 in the range of $5.40 to $5.70 per share. Entergy is initiating 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business-as-usual basis. Guidance for 2008 does not include a special item for expenses anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below.

Business Separation

On Nov. 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. SpinCo, the term used to identify the new company yet to be named, will be a new independent publicly-traded company. In addition, SpinCo and Entergy Corporation intend to enter into a nuclear services joint venture, with equal ownership.

New Business Structure

Once the transaction is complete, Entergy Corporation's shareholders will own 100 percent of the common equity in both SpinCo and Entergy. SpinCo's business is expected to consist of the non-utility nuclear assets, including the Pilgrim Nuclear Station in Plymouth, MassachusettsMass., the James A. FitzPatrick and Indian Point Energy Center plants in Oswego and Buchanan, New N.Y.York, respectively, the Palisades plant in Covert, Mich., and the Vermont Yankee plant in Vernon, Vermont., and a power marketing operation. Entergy Corporation's business will consist of the current five regulated utility operating subsidiaries, System Energy Resources, Inc., the related services subsidiaries System Fuels, Inc., Entergy Operations, Inc. and Entergy Services, Inc., and the remaining Entergy subsidiaries. The newly-created joint venture is expected to operate the nuclear assets owned by SpinCo. The joint venture is also expected to offer nuclear services to third parties, including decommissioning, plant relicensing and plant operations for the Cooper Nuclear Station and others.

The joint venture operating structure for SpinCo ensures that the core nuclear operations expertise currently in place at each of the non-utility nuclear plants will remain after the spin-off. Entergy Nuclear Operations, Inc. will supplement its application filed July 30, 2007 with the Nuclear Regulatory Commission, seeking indirect transfer of control of the operating licenses for the non-utility nuclear fleet, to incorporate the planned business separation. Entergy Nuclear Operations, Inc., the current NRC-licensed operator of the non-utility nuclear plants, would remain the operator of the plants after the separation. Entergy Operations, Inc., the current NRC-licensed operator of Entergy's utility nuclear plants, will also remain in place as a wholly-owned subsidiary of Entergy and will continue to be the operator of the utility nuclear plants. The decision to retain the existing operators for the nuclear stations reflects Entergy's commitment to maintaining safety, security and operational excellence.

Leadership Team

The Entergy Board of Directors has approved certain elements of the leadership structure and designated individuals who will fill key board and management roles. The Joint Venture Board of Directors will be comprised of equal membership from both Entergy and SpinCo. Additional details on the structure and leadership will be made available in the coming months. Those assuming new roles or additional responsibilities include:

Entergy Corporation:

Executive Vice President and Chief Operating Officer Mark Savoff
    Nearly 30 years of industry experience, including nuclear leadership roles at GE Power Systems and Entergy
    Currently serves as Entergy's executive vice president - operations with responsibility for the business operations of system planning, performance management, safety and environment, weekly procurement process, utility group regulatory support, fossil generation and transmission organizations
    Previously served as vice president & corporate officer of GE Power Systems, Nuclear Energy and general manager, GE Power Systems, Nuclear Energy where he led the implementation of third-party nuclear fuel joint venture and also led the turnaround of GE's global nuclear services business

SpinCo:

Non-Executive Chairman Donald C. Hintz
    Over 30 years of experience in the electric utility industry, including nearly 20 years as a nuclear executive with Entergy
    Elected to the Entergy Board of Directors after retiring as president of Entergy in 2004, currently serves as chairman of the nuclear committee for the Entergy Board of Directors
    Received the 2004 Platts Global Energy Lifetime Achievement Award for his long and varied career of service, creativity and insight, and contribution to the development and future of the energy industry
    Currently serves as president of the American Nuclear Society

Chief Executive Officer Richard Smith
    More than 30 years of experience in the electric utility industry, including over 10 years of experience as an executive officer
    Currently serves as Entergy's president and chief operating officer with responsibility for Entergy Nuclear and Entergy Operations, which includes fossil plant operations, transmission operations, system environmental and safety, system planning, compliance and performance management
    Previously served as president of Cinergy Resources, Inc. where he managed and directed Cinergy's non-regulated retail gas supply business and also developed Cinergy's non-regulated retail electric supply business in anticipation of retail open access in Ohio

Chief Operating Officer John R. McGaha
    Nearly 30 years of experience with Entergy's nuclear program
    Currently serves as president of planning, development and oversight for Entergy Nuclear with responsibility for planning and innovation, business development and new plant activities, and oversight
    Previously served as president, Entergy Nuclear South with responsibility for Entergy's five nuclear units in its retail electric service area
    Retired from the U.S. Naval Reserve with the rank of captain

Joint Venture:

Chief Executive Officer and Chief Nuclear Officer Michael R. Kansler
    Nearly 30 years of experience in the nuclear industry
    Currently serves as president and chief nuclear officer, Entergy Nuclear, with responsibility for all of Entergy's nuclear plants located throughout New York, Massachusetts, Vermont, Michigan, Louisiana, Mississippi and Arkansas, as well as the company's management of the Cooper Nuclear Station for the State of Nebraska
    Previously served as vice president, nuclear services, Virginia Power (now Dominion Resources) with responsibility for the operation of Surry and North Anna, twin-unit nuclear power stations

Chief Operating Officer John Herron
    Nearly 30 years of experience in the nuclear industry
    Currently serves as Entergy's senior vice president of nuclear operations with responsibility for the operational side of nuclear fleet management
    Previously served as chief operating officer of Entergy Nuclear Northeast overseeing the day-to-day operations of all Entergy non-utility nuclear plants, including the Pilgrim Nuclear Station, the James A. FitzPatrick and Indian Point Energy Center plants and the Vermont Yankee power plant

Executive management at Entergy that remains unchanged includes:

    Chairman and Chief Executive Officer J. Wayne Leonard
    Executive Vice President and Chief Financial Officer Leo Denault
    Group President Utility Operations Gary Taylor
    Executive Vice President of External Affairs Curt Hébert
    Executive Vice President and General Counsel Robert Sloan
    Chief Nuclear Officer Michael Kansler

"While the operating results of the non-utility nuclear plants have contributed substantially to Entergy's profitability, the full value of the investment has not and is unlikely to be recognized or realized embedded in a 'utility' which has a separate set of investment and credit needs," said Leonard. "Over the last nine years, shareholders have put considerable capital at risk as we started and grew this business. The planned transaction provides shareholders a first-of-its kind, pure play on emission-free nuclear power and on the environmental needs as the states, the nation and the world move inexorably toward a less carbon-intensive future.

"Shareholders have been patient, and the proposed structure provides a very real opportunity for full value realization while maintaining the safety, security, and operational excellence of our entire (utility and non-utility) nuclear fleet," Leonard said. "Moreover, good corporate governance dictates the decision to buy, hold or sell this uniquely positioned segment of our business and this industry be available to shareholders to execute consistent with their individual points of view. In the spin-off, shareholders will receive a highly-liquid publicly-traded stock that we believe will be better recognized for its innate and scarcity value."

Brief Overview of Each Business

After completion of the business separation, Entergy Corporation will consist of the current five electric utility subsidiaries in four contiguous states with generating capacity of more than 22,000 megawatts and 15,000 miles of transmission lines. Entergy will be a customer service-focused electric and gas utility with a unique growth opportunity through its portfolio transformation strategy that benefits customers. The company will deliver electricity to 2.6 million customers in Arkansas, Louisiana, Mississippi and Texas and will remain headquartered in New Orleans, La.

SpinCo is expected to own nearly 5,000 megawatts of nuclear generation, most of which is located in the northeastern United States. This location is a very capacity-constrained region both in terms of electricity generating capacity and its primary fuel input, natural gas. These factors result in the highest average regional power prices in the United States both today and expected into the future through at least 2020. SpinCo will be uniquely positioned as the only pure-play, emission-free nuclear generating company in the United States. The company will be headquartered in Jackson, Miss.

The new joint venture is expected to be owned 50 percent each by Entergy and SpinCo and is expected to have operating responsibility for SpinCo's nuclear fleet and to continue to supply contracted services currently being provided to the Nebraska Public Power District for the Cooper Nuclear Station. As a premier nuclear operator, the joint venture will have broad nuclear experience building and operating boiling and pressurized water reactor technologies. The joint venture is expected to be uniquely positioned to grow through offerings of nuclear operating expertise, as well as ancillary nuclear services to third parties, including plant decommissioning and relicensing. The company will be headquartered in Jackson, Miss.

Transaction Timing and Other Details

Entergy is targeting third quarter 2008 as the effective date for the spin-off and joint venture transactions to be completed and expects the transactions to qualify for tax-free treatment for U.S. federal income tax purposes for both Entergy and its shareholders. The transactions are subject to various approvals. Final terms of the transactions and spin-off completion are subject to the subsequent approval of the Entergy Board of Directors. In addition, as Entergy pursues completion of the separation and establishment of the joint venture, Entergy will continue to consider, in conjunction with its financial advisors, possible modifications to and variations upon the transaction structure, including a sponsored spin-off, a partial initial public offering preceding the spin-off or the addition of a third party joint venture partner. Citigroup and Goldman Sachs are serving as Entergy's financial advisors in this process.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,500 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated Nov. 5, 2007, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy's Annual Report on Form 10-K under (i) Forward-Looking Statements, (ii) Item 1A. Risk Factors, (iii) Item 7. Management's Financial Discussion and Analysis and (iv) Current Report on Form 8-K filed on November 5, 2007 and (b) the following transactional factors (in addition to others described elsewhere in this release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt incurred by SpinCo and the terms and costs related thereto), (ii) legislative and regulatory actions and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2007 vs. 2006
(Per share in U.S. $)

	Third Quarter			Year-to-Date
	2007	2006	Change	2007	2006	Change
As-Reported
Utility, Parent & Other	1.52	1.35	0.17	2.54	2.89	(0.35)
Entergy Nuclear	0.80	0.50	0.30	1.96	1.19	0.77
Non-Nuclear Wholesale Assets	(0.02)	(0.02)	-	0.13	-	0.13
Consolidated As-Reported Earnings	2.30	1.83	0.47	4.63	4.08	0.55

Less Special Items
Utility, Parent & Other	-	0.03	(0.03)	-	0.16	(0.16)
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	-	0.03	(0.03)	-	0.16	(0.16)

Operational
Utility, Parent & Other	1.52	1.32	0.20	2.54	2.73	(0.19)
Entergy Nuclear	0.80	0.50	0.30	1.96	1.19	0.77
Non-Nuclear Wholesale Assets	(0.02)	(0.02)	-	0.13	-	0.13
Consolidated Operational Earnings	2.30	1.80	0.50	4.63	3.92	0.71

Entergy Corporation
Consolidated Income Statement
Three Months Ended September 30
(in thousands)

	2007	2006	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,646,546	$2,761,124	(4.1)
Natural gas	30,154	12,495	141.3
Competitive businesses	612,387	481,100	27.3
Total	3,289,087	3,254,719	1.1
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	809,283	987,558	(18.1)
Purchased power	520,622	607,777	(14.3)
Nuclear refueling outage expenses	44,387	43,045	3.1
Other operation and maintenance	667,376	590,992	12.9
Decommissioning	43,597	36,933	18.0
Taxes other than income taxes	129,123	133,527	(3.3)
Depreciation and amortization	239,064	232,042	3.0
Other regulatory charges (credits) - net	25,303	(21,563)	(217.3)
Total	2,478,755	2,610,311	(5.0)
Operating Income	810,332	644,408	25.7
Other Income (Deductions):
Allowance for equity funds used during construction	9,367	7,721	21.3
Interest and dividend income	63,754	37,720	69.0
Equity in earnings of unconsolidated equity affiliates	1,432	14,772	(90.3)
Miscellaneous - net	(6,103)	30,964	(119.7)
Total	68,450	91,177	(24.9)
Interest and Other Charges:
Interest on long-term debt	133,165	125,907	5.8
Other interest - net	52,503	15,035	249.2
Allowance for borrowed funds used during construction	(5,260)	(4,538)	15.9
Preferred dividend requirements of subsidiaries and other	6,375	6,811	(6.4)
Total	186,783	143,215	30.4

Income From Continuing Operations Before Income Taxes	691,999	592,370	16.8
Income Taxes	230,840	202,437	14.0
Income From Continuing Operations	461,159	389,933	18.3
Loss From Discontinued Operations (net of taxes of ($563)	-	(1,050)	-
Consolidated Net Income	$461,159	$388,883	18.6

Earnings Per Average Common Share (from continuing operations):
Basic	$2.37	$1.87	26.7
Diluted	$2.30	$1.83	25.7
Loss Per Average Common Share (from discontinued operations):
Basic	-	-	-
Diluted	-	-	-
Earnings Per Average Common Share:
Basic	$2.37	$1.87	26.7
Diluted	$2.30	$1.83	25.7
Average Number of Common Shares Outstanding - Basic	194,864,359	208,382,863
Average Number of Common Shares Outstanding - Diluted	200,532,942	212,404,770

Entergy Corporation
Consolidated Income Statement
Nine Months Ended September 30
(in thousands)

	2007	2006	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$6,952,648	$7,031,771	(1.1)
Natural gas	158,014	63,522	148.8
Competitive businesses	1,641,836	1,355,961	21.1
Total	8,752,498	8,451,254	3.6
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,192,296	2,489,347	(11.9)
Purchased power	1,565,861	1,646,555	(4.9)
Nuclear refueling outage expenses	131,977	127,584	3.4
Other operation and maintenance	1,871,424	1,693,657	10.5
Decommissioning	123,507	108,787	13.5
Taxes other than income taxes	368,153	327,995	12.2
Depreciation and amortization	710,127	655,374	8.4
Other regulatory charges (credits) - net	62,187	(124,509)	(149.9)
Total	7,025,532	6,924,790	1.5
Operating Income	1,726,966	1,526,464	13.1
Other Income (Deductions):
Allowance for equity funds used during construction	34,084	32,088	6.2
Interest and dividend income	174,811	116,689	49.8
Equity in earnings of unconsolidated equity affiliates	3,533	26,843	(86.8)
Miscellaneous - net	(17,881)	16,793	(206.5)
Total	194,547	192,413	1.1
Interest and Other Charges:
Interest on long-term debt	380,321	369,058	3.1
Other interest - net	118,270	47,532	148.8
Allowance for borrowed funds used during construction	(20,175)	(18,989)	6.2
Preferred dividend requirements of subsidiaries and other	18,784	22,622	(17.0)
Total	497,200	420,223	18.3

Income From Continuing Operations Before Income Taxes	1,424,313	1,298,654	9.7
Income Taxes	483,357	444,170	8.8
Income From Continuing Operations	940,956	854,484	10.1
Income From Discontinued Operations (net of taxes of $5,423)	-	9,830	-
Consolidated Net Income	$940,956	$864,314	8.9

Earnings Per Average Common Share (from continuing operations):
Basic	$4.77	$4.11	16.1
Diluted	$4.63	$4.03	14.9
Earnings Per Average Common Share (from discontinued operations):
Basic	-	$0.05	-
Diluted	-	$0.05	-
Earnings Per Average Common Share:
Basic	$4.77	$4.16	14.7
Diluted	$4.63	$4.08	13.5
Average Number of Common Shares Outstanding - Basic	197,443,652	208,034,946
Average Number of Common Shares Outstanding - Diluted	203,362,110	211,782,858

Entergy Corporation
Utility Electric Energy Sales & Customers Entergy New Orleans Re-consolidated

Three Months Ended September 30

	2007	2006	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	11,128	11,120	0.1	0.4
Commercial	8,111	7,985	1.6	1.7
Governmental	637	602	5.8	5.9
Industrial	10,120	10,316	(1.9)	(1.9)
Total to Ultimate Customers	29,996	30,023	(0.1)	-
Wholesale	1,413	1,844	(23.4)
Total Sales	31,409	31,867	(1.4)

Nine Months Ended September 30
	2007	2006	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	25,905	25,416	1.9	2.3
Commercial	20,708	20,306	2.0	2.5
Governmental	1,749	1,624	7.7	8.1
Industrial	29,256	29,162	0.3	0.3
Total to Ultimate Customers	77,618	76,508	1.5	1.7
Wholesale	4,479	5,667	(21.0)
Total Sales	82,097	82,175	(0.1)

September 30

	2007	2006	% Change
Electric Customers (End of period):
Residential	2,279,985	2,238,196	1.9
Commercial	323,831	317,967	1.8
Governmental	14,919	14,736	1.2
Industrial	50,087	49,939	0.3
Total Ultimate Customers	2,668,822	2,620,838	1.8
Wholesale	29	32	(9.4)
Total Customers	2,668,851	2,620,870	1.8

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.